Exhibit 10.3

OPGEN, INC.
AMENDED AND RESTATED
EXECUTIVE CHANGE IN CONTROL
 AND SEVERANCE BENEFITS AGREEMENT
This AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFITS AGREEMENT ("Agreement") is dated September 24, 2018 ("Effective Date"), and is between Timothy C. Dec ("Executive") and OPGEN, INC., a Delaware corporation (the "Company").
WHEREAS, Executive is currently employed by the Company with a title of Chief Financial Officer;
WHEREAS, Executive and the Company are parties to that certain Executive Change in Control and Severance Benefits Agreement, dated January 29, 2018 (the "Prior Agreement"), and
WHEREAS, the Company and Executive wish to terminate the Prior Agreement and enter into this amended and restated Agreement to set forth the compensation and benefits that Executive will be eligible to receive in the event that Executive's employment with the Company terminates under the circumstances described herein.
Accordingly, in consideration of the mutual promises and covenants contained herein the parties agree to the following:
1.  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:
(a)         "Cause" means:  (i) Executive's commission of a felony; (ii) any act or omission of Executive constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) Executive's violation of Company policy that causes material harm to the Company; (iv) Executive's material breach of any written agreement between Executive and the Company which, if curable, remains uncured after notice; or (v) Executive's breach of fiduciary duty.
(b)          "Change in Control" for the purpose of this Agreement, a "Change in Control" means:
(i) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

(ii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(1) which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the Successor) directly or indirectly, at least a majority of the combined voting power of the Successor's outstanding voting securities immediately after the transaction, and
(2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor; provided, however, that no person or group shall be treated for purposes of this Section 1(b) as beneficially owning 50% or more of the combined voting power of the Successor solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iii) The Company's stockholders approve a liquidation or dissolution of the Company.
In addition, if a Change in Control constitutes a payment event under this Agreement that provides for the deferral of compensation and is subject to section 409A of the Code, the transaction or event described in subsection (i), (ii) or (iii) with respect to such award (or portion thereof) must also constitute a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code section 409A.
The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
(c) "Change in Control Period" means the period commencing on the date of a Change in Control and ending on the second anniversary of such date.
(d) "Code" means Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(e) "Covered Termination" has the meaning set forth in Section 2.1.

(f) "Good Reason" means any of the following, without Executive's consent:  (i) a material diminution of Executive's responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of Executive's responsibilities or duties); (ii) material reduction in the level of Executive's base salary (and any such reduction will be ignored in determining Executive's base salary for purposes of calculating the amount of severance pay); (iii) relocation of the office at which Executive is principally based to a location that is more than fifty (50) miles from the location at which Executive performed his or her duties immediately prior to the effective date of a Change in Control; (iv) failure of a Successor in a Change in Control to assume this Agreement; or (v) the Company's material breach of any written agreement between Executive and the Company.  Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.  Additionally, before Executive may terminate employment for a Good Reason, Executive must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to Good Reason, the Company must fail to remedy or cure the alleged Good Reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the Good Reason (or it is incapable of being cured within such thirty-day period), then Executive must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation).  Transferring Executive's employment to a Successor is not itself Good Reason to terminate employment under this Agreement, provided, however, that subparagraphs (i) through (v) above shall continue to apply to Executive's employment by the Successor.  This definition is intended to constitute a "substantial risk of forfeiture" as defined under Treasury Regulation 1.409A-1(d).
(g) "Separation from Service" has the meaning set forth in Section 2.1.
(h) "Successor"  References to the Company in this Agreement shall be deemed to include any affiliate of the Company, or the acquiring, surviving or successor entity in a Change in Control or their affiliates (collectively, "Successor"), as applicable.
(i) "Termination Date" has the meaning set forth in Section 2.1.
2.  Severance Benefits.
2.1  Eligibility for Severance Benefits.  Other than during the Change in Control Period, during which Section 3 will control, if the Company terminates Executive's employment without Cause, and provided that any such termination constitutes a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a "Separation From Service"), or Executive terminates his employment for Good Reason, (such termination event is referred to as a "Covered Termination" and the effective date of termination is the "Termination Date"), Executive will be eligible for the compensation and benefits described in Section 2.2 below.  If Executive's employment terminates for any reason other than a Covered Termination, Executive will not be eligible to receive any compensation or benefits under this Section 2 of this Agreement.  For the avoidance of doubt, the termination of Executive's employment as a result of the death or disability (as defined in the Company's long-term disability policy) of Executive shall not, in any event, be deemed to be a termination without Cause.  Transferring Executive's employment to a Successor shall also not be considered a termination without Cause under this Agreement.

2.2   Amount of Severance Benefits.  Following a Covered Termination, and subject to the terms and conditions set forth in Section 4, Executive will receive severance pay at the rate of Executive's base salary in effect immediately prior to the effective date of the Covered Termination for six (6) months from the Termination Date, less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company following such Termination Date; provided, however, that no payments will be made prior to the 60th day following the Termination Date, and on such 60th day, the Company will make a lump sum payment to Executive equal to the payments he would have received through such date had the timing of the payments not been delayed by this sentence, with the balance of the payments made thereafter as originally scheduled.
3.     Change in Control Severance Benefits.  If a Change in Control closes and becomes effective and, during the Change in Control Period, Executive has a Covered Termination Executive will be eligible for the following payments and benefits:
3.1    Amount of Severance Benefits.  Following a Covered Termination, and subject to the terms and conditions set forth in Section 4, Executive will receive severance pay at the rate of Executive's base salary in effect immediately prior to the effective date of the Covered Termination for twelve (12) months from the Termination Date, less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company following such Termination Date; provided, however, that no payments will be made prior to the 60th day following the Termination Date, and on such 60th day, the Company will make a lump sum payment to Executive equal to the payments he would have received through such date had the timing of the payments not been delayed by this sentence, with the balance of the payments made thereafter as originally scheduled.
3.2    Accelerated Vesting of Equity Incentives.  On the Termination Date of the Covered Termination, any outstanding stock option, restricted stock units or other equity awards held at such time by Executive under the terms of the OpGen, Inc. 2008 Stock Option and Restricted Stock Plan, as amended, the OpGen, Inc. 2015 Equity Incentive Plan, as amended, or any other plan or program, to the extent unvested or subject to forfeiture, will become vested and immediately exercisable (if applicable), or have a lapse of forfeiture restrictions (if applicable).  For vested and exercisable stock options, Executive shall have one hundred eighty (180) days to exercise such vested stock options.
3.3    Health Benefits.  For a period of six (6) months after the Termination Date, the Company shall be responsible for payment of health benefits for Executive and/or Executive's family at levels substantially equal to those which would have been provided to him or them in accordance with the plans, programs, practices and policies in effect as of the date before the Change in Control.  If applicable, the Company shall satisfy this obligation by paying the cost of such health benefit continuation coverage pursuant to Section 601 et seq. of ERISA ("COBRA") for Executive and/or his family.

Anything in this Agreement to the contrary notwithstanding, if Executive's employment with the Company is terminated without Cause or is terminated for Good Reason within a period of one hundred eighty (180) days prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Termination Date" shall mean the date immediately prior to the date of such termination, and the additional benefits under this Section 3 shall be paid to Executive upon such Covered Termination during the Change in Control Period.
Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to commence payment or distribution to Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code section 409A earlier than the earliest permissible date under Code section 409A that such amount could be paid without additional taxes or interest being imposed under Code section 409A.  The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code section 409A.  For purposes of Code section 409A, each payment under this Agreement shall be treated as a right to separate payment and not part of a series of payments.  Without limiting the generality of the foregoing, in the event Executive is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Code section 409A, and Executive is a "specified employee" (as defined in section 1.409A-1(i) of the Treasury Regulations) of the Company, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of Executive's death).  Amounts otherwise payable during such six-month payment shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of separation from service.
4.  Release.  Before any compensation or benefits will be payable to Executive on account of a Covered Termination, Executive must (a) execute a release substantially in the form attached hereto as Exhibit A (the "Release") within the applicable Consideration Period specified in the Release, (b) not revoke the Release within any applicable revocation period specified in the Release such that the Release is effective not later than the 60th day following the date of termination of employment, and (c) comply with any post-termination obligations to the Company, including the confidentiality and non-disparagement provisions of the Release.  In the event that Executive does not comply with any of the foregoing obligations, no compensation or benefits shall be payable under this Agreement to Executive, and the Company may cease any further payments or the provision of additional benefits hereunder.

5.   Basis of Payments.  All benefits under this Agreement shall be paid by the Company.  This Agreement shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.
6.   No Gross-Up Payments.  Notwithstanding any provision to the contrary, in the event that the payments described in this Agreement, when added to all other amounts or benefits provided to or on behalf of Executive in connection with Executive's termination of employment, would result in the imposition of an excise tax under Code section 4999, such payments shall be reduced to the extent necessary to avoid such excise tax imposition. If it is determined, after any such payments are made, that any such compensation must be returned to the Company so that Executive does not incur obligations under Code sections 280G or 4999, upon written notice to Executive to that effect, together with calculations of the Company's tax advisor, Executive shall remit to the Company the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to Executive is determined to be non-deductible pursuant to the regulations promulgated under Code sections 280G or 4999, the Company shall be required only to pay to Executive the amount determined to be deductible under Code sections 280G or 4999.
7.   Other Agreements and Policies.
(a) The Prior Agreement is terminated upon execution of this Agreement by Executive and the Company.  Executive has executed a Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement with the Company (the "Proprietary Information Agreement"), and the non-competition, non-solicitation and non-disparagement provisions of the Proprietary Information Agreement shall remain in full force and effect during the Employment Period and, if applicable, after the Termination Date, in accordance with the provisions of the Proprietary Information Agreement.
(b) The compensation and benefits provided to Executive pursuant to this Agreement are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any other agreement between Executive and the Company in respect of severance or termination pay or benefits, or any Company severance plan, policy or program, or other corporate documents of any type, including any individually negotiated severance provisions as part of any offer letter or employment agreement between the Company and Executive (collectively, "Other Agreements").  The severance pay and benefits provided hereunder are intended to supersede and replace any severance pay and benefits to which Executive may otherwise be entitled as a result of any termination from employment, and by executing this Agreement Executive agrees to waive, forego and forever relinquish any right or entitlement to receive compensation or benefits under any Other Agreements.  This waiver and relinquishment is in consideration for the right to severance pay and benefits under the terms of this Agreement, which are in addition to the compensation and benefits that Executive would otherwise be eligible to receive, and applies whether or not Executive actually receives severance pay or benefits hereunder.
8.   Term.  This Agreement will become effective on the Effective Date and continue in effect for a period of successive one-year terms, unless at least ninety (90) days before the end of any such one-year term, the Company gives notice to Executive that the Agreement will not be renewed, in which case the Agreement will expire at the end of the then current term.  Notwithstanding the foregoing, (a) if a Covered Termination occurs while the Agreement is effective, the Agreement will continue in effect until such time as Executive has received all of the payments and benefits to which he is entitled hereunder, and (b) upon a Change in Control, if this Agreement is still effective, the Change in Control Period will automatically commence for a period of two (2) years beginning on the effective date of the Change in Control.

9.    GENERAL PROVISIONS.
9.1   Employment Status.  This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation to (a) retain Executive as an employee, (b) change the status of Executive as an at-will employee or (c) change the Company's policies regarding termination of employment.
9.2   Nonexclusivity.  Except as specifically provided herein, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other equity agreements with the Company.  Except as otherwise expressly provided herein, amounts which are vested benefits of which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.
9.3   Non-Alienation of Benefits.  No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change, and any attempt to so subject a benefit hereunder shall be void.
9.4   Notices.  Any notices provided hereunder must be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive's address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.
9.5   Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

9.6      Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
9.7     Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.
9.8     Amendments.  This Agreement may be amended, modified or terminated only in writing signed by Executive and the Company.  The Company may only consent to an amendment or modification of this Agreement after such amendment or modification has been approved by the Company's Board of Directors or compensation committee thereof.
9.9     Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
9.10   Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
9.11  Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive's duties hereunder and Executive may not assign any of Executive's rights hereunder without the written consent of the Company.
9.12  Choice of Law and Venue.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Maryland.  The parties hereby submit to the jurisdiction of the state and federal courts for the location encompassing the Company's then principal offices for the resolution of any disputes arising under this Agreement.
9.13  Opportunity for Independent Counsel and Advisors.  Executive acknowledges that Executive has had an opportunity to retain and consult with independent counsel and tax advisors to review this Agreement.  The Company makes no representations as to the tax treatment of the payments and benefits provided for under this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Change in Control and Severance Benefits Agreement on the day and year first written above.
OPGEN, INC.

By:    /s/ Evan Jones
Name:   Evan Jones
Title:   Chief Executive Officer

   /s/ Timothy C. Dec
Timothy C. Dec

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